Exhibit 10.1
WESTRUP KLICK LLP
R. DUANE WESTRUP (STATE BAR NO. 58610)
PHILLIP R. POLINER (STATE BAR NO. 156145)
CHRISTINE CHOI (STATE BAR NO. 205656)
444 West Ocean Blvd., Suite 1614
Los Beach, California 90802
Telephone: (562) 432-2551
Facsimile: (562) 435-4856
THE LAW OFFICES OF MICHAEL L. CARVER
MICHAEL L. CARVER (STATE BAR NO. 173633)
1550 Humboldt Road, Suite 1
Chico, California 95928
Attorneys for Plaintiff
NICOLE ATKINS
JAMS RESOLUTION EXPERTS

NICOLE ATKINS, individually, on behalf of	)	JAMS Reference Number: 1100049545
others similarly situated, and as a private	)
attorney general on behalf of the general public,	)	Los Angeles County Superior Court Case
	)	No.: BC346922
)
Plaintiff	)
)
vs.	)	JOINT STIPULATION OF
	)	SETTLEMENT AND RELEASE
PC MALL, INC., a Delaware corporation, and	)	BETWEEN PLAINTIFF AND
DOES 1 through 200, inclusive,	)	DEFENDANT
)
)
Defendants	)
)
)
)

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

     This Joint Stipulation of Settlement and Release (“Stipulation of Settlement”) is made and entered into by and between Plaintiff NICOLE ATKINS (“Plaintiff” or “Class Representative”) and Defendants PC MALL, INC. and PC Mall Sales, Inc. (collectively, “Defendants” or “PC MALL”), and is subject to the terms and conditions hereof and the approval of the Arbitrator and confirmation of the Arbitrator’s award by the California Superior Court (the “Court”). Plaintiff and Defendants are referenced collectively as “the Parties.”
     1. On February 3, 2005, Plaintiff Nicole Atkins filed a proposed class action complaint in the County of Los Angeles Superior Court, case number BC346922 (“the Action”), captioned NICOLE ATKINS, individually and on behalf of all others similarly situated, v. PC MALL, INC, and DOES 1 — 200 inclusive. In the Action, Plaintiff alleged that she and other employees who worked as “account executives” in California within PC MALL during the preceding four years, were inappropriately classified as exempt employees, denied overtime compensation and meal and rest breaks, were not paid appropriately or on regularly scheduled paydays, did not receive itemized wage statements and therefore, were entitled to recover compensation and/or penalties under the California Labor Code. Plaintiff asserted claims in the Action under California law, including claims under California Labor Code §§ 1194, 226.7, 226, 204 and 203, and Business & Professions Code § 17200. The Action sought California Labor Code penalties, unpaid wages, prejudgment interest, restitution, declaratory relief and attorneys’ fees and costs.
     2. In July 2006, the Parties stipulated to have the Action proceed by way of binding arbitration before Judge Richard Silver (the “Arbitrator”) at JAMS.
     3. On January 18, 2006, the Parties participated in a mediation before Judge Edward Infante (Ret.) of JAMS. The parties reached an agreement that resulted in a tentative settlement of the Action, subject to the Arbitrator’s approval and the other conditions specified below. The Parties wish to enter into a formalized settlement agreement to submit to the Arbitrator for approval and for that reason, enter into this Stipulation of Settlement.

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

     4. For purposes of this Stipulation of Settlement, “Class Members” or “Settlement Class” shall be defined as follows:
     “All individuals employed as outbound business account executives, in California, by or on behalf of PC Mall Sales, Inc., during the period from February 3, 2002 through January 31, 2007.”
     5. For purposes of this Stipulation of Settlement, the “Class Period” shall be February 3, 2002 through January 31, 2007.
     6. For purposes of this Stipulation of Settlement only, the Parties conditionally stipulate and agree that the requisites for establishing class certification with respect to the Settlement Class have been met and are met, and therefore, stipulate to class certification. More specifically, the Parties conditionally stipulate and agree that:
a.	The Settlement Class is so numerous as to make it impracticable to join all Class Members.

b.	There is an ascertainable class.

c.	Plaintiff’s claims are typical of the claims of the members of the Settlement Class.

d.	Westrup Klick, LLP and the Law Offices of Michael L. Carver shall be deemed “Class Counsel” and will fairly and adequately protect the interests of the Settlement Class.

e.	The prosecution of separate actions by individual members of the Settlement Class would create the risk of inconsistent or varying adjudications, which would establish incompatible standards of conduct.

f.	Questions of law and fact common to the members of the Settlement Class predominate over questions affecting individual members in the Settlement Class and a class action is superior to other available means for the fair and efficient adjudication of the controversy.
     7. PC MALL denies any liability or wrongdoing of any kind associated with the claims alleged by Plaintiff or the class she purports to represent in the Action, and further denies

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

that, for any purpose other than settling the Action, this action is appropriate for class treatment. In the event the Arbitrator does not preliminarily or finally approve this Stipulation of Settlement, or in the event that all of the conditions in this Stipulation of Settlement are not completely and fully satisfied, the Parties will not stipulate to class certification and PC MALL will contest class certification.
     8. Defendants contend, among other things, that they have complied at all times with the California Labor Code, and that Class Members were always properly paid for the time they worked, were paid wages and commissions in accordance with California law and on designated pay days, were provided with appropriate itemized wage statements and proper meal and rest breaks, and were required by company policy to take proper meal breaks each work day.
     9. Plaintiff believes that she has filed a meritorious action and that class certification is appropriate. Plaintiff contends that Defendants violated California’s wage and hour laws and that this case is appropriate for class certification as the requisites for class certification can be satisfied in this case and that the case is appropriate to certify as a class action under California law.
     10. It is the desire of the Parties to fully, finally, and forever settle, compromise, and discharge all disputes and claims which exist between them arising from or related to the Action. In order to achieve a full and complete release of Defendants (and the Releasees as defined in Paragraph 11) of such disputes and claims, each Class Member (which includes any legal heirs and/or successors-in-interest of each Class Member), through execution of the Stipulation of Settlement by the Class Representative, acknowledges that this Stipulation of Settlement is intended to include in its effect all claims arising from or related to the Action against Defendants during the Class Period, including claims based upon or related to alleged failure to pay wages, the improper withholding of wages or commissions, failure to timely pay wages, overtime violations, waiting time penalties, meal and rest break penalties under California Labor Code § 226.7, penalties associated with insufficient itemized pay statements under California Labor Code § 226, prejudgment interest in connection with such claims, as well as all claims under state or federal law, waiting time penalties pursuant to California Labor Code § 203, unfair

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

business practices pursuant to California Business & Professions Code § 17200 et seq., conversion, interest and costs, statutory or common law rights to attorneys’ fees and costs, including those pursuant to California Labor Code § 1194 et seq., and violation or breach of any other state or federal statute, rule and/or regulation, and similar causes of action, including but not limited to any claim for punitive and exemplary damages in connection with any of the foregoing. Plaintiff further releases any and all claims against Defendants outside the scope of the Action that arise out of or related to her employment with Defendants, the termination of her employment with Defendants, or any acts or omission by Defendants or any of the Releasees occurring prior to the date on which this Stipulation of Settlement is signed by all Parties. Plaintiff, the Settlement Class, and each Class Member, waive all rights and benefits afforded by Section 1542 of the Civil Code of the State of California with respect to all claims that arise from or relate to the Action, and do so understanding the significance of that waiver. Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     11. It is the intention of the Parties that this Stipulation of Settlement shall constitute a full and complete settlement and release of all claims arising from, or relating to, the Action, including any and all claims under state and federal law for unpaid compensation, penalties and attorney’s fees as further detailed above, which release shall include in its effect PC MALL, PC Mall Sales, Inc. and their respective present and former affiliates, parent companies, subsidiaries, shareholders, officers, partners, directors, employees, agents, attorneys, insurers, predecessors, successors and assigns and all persons acting under, by, through, or in concert with any of them (collectively, the “Releasees”).
     12. This Stipulation of Settlement provides for a claims process requiring Defendants to make a maximum payment of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) that shall be referred to herein as a Gross Fund Value (“GFV”) and which shall represent the maximum of all payments Defendants shall make toward the settlement of this

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

action. This GFV shall be used to cover payments to Plaintiff, class members who submit valid claims, administration costs, attorney’s fees and costs, and enhancement awards.
     13. The Net Fund Value (“NFV”) will constitute the total sum from which Class Members who submit valid claims will be paid after Arbitrator-approved attorneys’ fees and costs, administration costs, payment to PLAINTIFF of the amounts described in Section 14(d)(3), which include the enhancement award, are subtracted from the GFV.
TERMS OF SETTLEMENT
     14. NOW, THEREFORE, in consideration of the mutual covenants, promises, and warranties set forth herein, the Parties agree, subject to the Arbitrator’s approval, as follows:
a.	It is agreed by and among the Parties that this action and any claims, damages, or causes of action arising out of the dispute that is the subject of the Action, be settled and compromised as between the Settlement Class and Defendants, subject to the terms and conditions set forth in this Stipulation of Settlement and the approval by the Arbitrator.

b.	Settlement Date: The settlement embodied in this Stipulation of Settlement is expressly conditioned upon and shall go into effect only after preliminary and final approval by the Arbitrator of this Stipulation of Settlement, entry of a judgment by the Court confirming the Arbitrator’s order and award and dismissing the Action with prejudice, and the expiration of the time for appeal pursuant to California Rules of Court 8.104 and 8.108 from the orders and judgment described in this Stipulation of Settlement.

c.	Calculation of Time Worked: Settlement dollars will be allocated among the Class Members on a “Qualifying Workweek” basis. For purposes of this calculation, a “Qualifying Workweek” shall be calculated as a whole number, and shall include only those weekly periods, beginning on a Sunday and ending on a Saturday in which the Class Member was present at work and actually performed services for which remuneration was paid

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

on four or more days as determined in the sole discretion of PC MALL. PC MALL’s records shall be determinative with respect to the number of Qualifying Workweeks that were actually worked by Class Members.

d.	Settlement Payments and Costs of Administration:
1)	Payments to Class Members: In consideration for settlement and a release of all claims of the Settlement Class against Defendants, and subject to final settlement approval and entry of the orders and judgment described in Section 14(b), Defendants agree to pay to each member of the Settlement Class who timely submits a claim form pursuant to Section 17, a share of the NFV, as calculated hereunder. Each Class Member’s share of the NFV shall be determined by: (i) dividing the NFV by the total number of workweeks worked by all members of the Settlement Class to determine the payment-per-workweek; and then (ii) multiplying the payment-per-workweek by the number of Qualifying Workweeks worked by the particular member of the Settlement Class during the Class Period. To the extent a Class Member fails to submit a valid claim form for his or her share of the NFV, his or her share shall be redistributed on a proportional basis to the Class Members who submitted valid claim forms. The settlement payment made to Qualified Claimants (defined below as Class Members who submit a valid claim form) shall consist of the following: (i) 50% of the gross payments shall be considered California Labor Code Penalties; (ii) 50% of the gross payments shall be considered wages for past services. Because 50% of the gross amounts of the payments made to Qualified Claimants constitutes wages, Defendants will review the most recent W-4 and other withholding documents available for each Qualified

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

Claimant, withhold from the application portion of the settlement payment the Qualified Claimant’s share of all appropriate payroll taxes and issue to each Qualified Claimant a Form W-2 statement or its equivalent. Defendants shall issue a 1099 or other appropriate tax form for that portion of the settlement payment that does not represent wages.

2)	Attorneys’ Fees and Costs: In consideration for settling this matter and in exchange for the release of all claims by the Settlement Class, and subject to final settlement approval and entry of the orders and judgment described in Section 14(b), Defendants agree that Class Counsel should be awarded a sum of up to one-third (33 1/3%) of the GFV to compensate and reimburse Class Counsel for all of the work already performed by Class Counsel in this case and all of the work remaining to be performed by Class Counsel in documenting the Settlement, securing the Arbitrator’s and the Court’s approval of the Settlement, administering the Settlement, making sure that the Settlement is fairly administered and implemented, and obtaining dismissal of the action. Should the Arbitrator approve a lesser percentage or amount of fees and/or costs, the unapproved portion or portions shall be attributed to the NFV and thereby be distributed on a pro rata basis among the Class Members who submit qualified claims in the same proportion as the NFV was originally distributed to the claiming Class Members.

3)	Class Representative Enhancement and Settlement of Plaintiff’s Individual Claims: Subject to approval by the Arbitrator and entry of the orders and judgment described in Section 14(a), Defendants agree to pay the Plaintiff from the GFV, Twenty Thousand Dollars

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

($20,000), $5,000 of which shall be for serving as the Class Representative and $15,000 to settle any and all claims outside the scope of the Action. Plaintiff shall also be entitled to share in the NFV to the same extent and pursuant to the same requirements as other Class Members. Should the Arbitrator approve an award to Plaintiff in an amount less than that set forth herein, the unapproved portion or portions shall be attributed to the NFV and thereby be distributed on a pro rata basis among the Class Members who submit valid claim forms.

4)	Costs of Claims Administrator: The parties have selected Class Action Administration, Inc. to act as Claims Administrator in this action. Class Action Administration, Inc. has agreed to perform all necessary class administration duties for a fee not to exceed $20,000. This payment for the Administrator shall come from the GFV. The administration duties shall include without limitation, mailing Notices and Claim Forms, and the calculation, processing, and mailing of all Class Member settlement checks.

5)	Settlement Funding Deadline: Five business days after entry of the judgment by the Court confirming the Arbitrator’s award and dismissing the Action with prejudice, expiration of the time for an appeal pursuant to California Rules of Court 8.104 and 8.108 from the orders and judgments described in this Stipulation of Settlement, and on the condition that no appeal, motion for new trial or motion to vacate the orders or judgments described herein have been filed, and on the further condition that all of the conditions in Section 14(f) have been satisfied, Defendants shall deliver to the Claims Administrator: (i) checks drawn on the GFV to pay Qualified Claimants the gross amounts calculated by the

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

Claims Administrator, minus appropriate taxes; (ii) a check drawn on the GFV to pay the attorneys’ fees awarded by the Arbitrator; (iii) a check drawn on the GFV to pay the enhancement award and other settlement payment to Plaintiff; and (iv) a check to compensation the Claims Administrator for settlement services. In the event that an appeal or other motion described in California Rule of Court 8.108 is filed, Defendants shall deliver the checks described above to the Claims Administrator ten (10) days after the appeal is withdrawn, an appellate decision affirming the trial court’s judgment is final, or the other motions pursuant to California Rule of Court 8.108 result in a final, non-appealable judgment.

6)	Settlement Payout Timetable: Within ten (10) days of receiving the checks from the Defendants as described above, the Claims Administrator will pay all valid and timely claims submitted by Qualifying Claimants, and Arbitrator-approved attorney’s fees, costs, enhancement payments, and the payment to Plaintiff described in Section 14(d)(3). No money will be distributed unless and until the orders and judgment described in this Stipulation of Settlement are final (meaning that the right to appeal those orders and the judgment described in Section 14(b) has expired) and on the condition that no appeal from the orders and judgment described herein have been filed.
e.	Resolution of Disputes Relating To Number of Qualifying Workweeks Worked by Class Members: A “Qualified Claimant” will be defined as an individual in the Settlement Class who timely submitted a Claim Form. If a Qualified Claimant timely disputes the number of Qualifying Workweeks he or she worked as a Class Member, or as to the proper size

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

of his or her share in the NFV, the Class Member must attach documentary evidence supporting his or her alternative calculation of Qualifying Workweeks and a written statement explaining the Class Member’s calculation of Qualifying Workweeks. After receiving such documentation, the Parties’ counsel will make a good faith effort to resolve the dispute informally once this documentation is received. If the Parties cannot agree, the dispute shall be submitted to Judge Edward Infante (Ret.), who shall resolve the dispute. Failure by the Class Member to provide the documentary evidence and written statement described above by the Claims Deadline established in Section 17 will result in the Qualifying Workweek calculation being based solely on Defendants’ records. In any event, such disputes must be resolved prior to final approval of this Stipulation of Settlement. If a Class Member submits both a valid Claim Form and a Request for Exclusion, the Request for Exclusion shall be deemed invalid and the claim will be treated as a proper claim.

f.	Invalidation of Stipulation of Settlement For Failure To Satisfy Conditions:
1)	The Stipulation of Settlement is expressly conditioned upon approval and entry of the orders and the judgment described in Stipulation of Settlement, including the Arbitrator’s preliminary and final approval of this Stipulation of Settlement, the Arbitrator’s certification of a class for settlement purposes only, entry of the orders described in Section 14(b), the Court’s order confirming the Arbitrator’s order and award, and entry of the judgment by the Court dismissing this Action with prejudice against all Class Members who do not timely submit a Request for Exclusion Form. This Stipulation of Settlement is also expressly conditioned upon

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

no appeal or other motion under California Rule of Court 8.108 being taken or filed from the orders and the judgment described herein.

2)	Notwithstanding any other provision in this Stipulation of Settlement, the Parties agree, covenant and represent that Defendants shall not in any event be obligated to pay any amount that exceeds the GFV and that, if prior to the hearing to finally approve this Stipulation of Settlement, the number of Class Members who submit timely and complete Request for Exclusion Forms, in the aggregate, exceed 5% of the total number of conditionally-certified Class Members, then Defendants shall have the sole and absolute discretion to withdraw from this Stipulation of Settlement.

3)	Further notwithstanding any other provision in this Stipulation of Settlement, if this Stipulation of Settlement is terminated for failure to satisfy any of the terms and conditions outlined above, Defendants shall not be obligated to create or maintain any type of settlement fund and shall not be obligated to make any settlement payment to Plaintiff, any Class Member, Class Counsel, or the Claims Administrator.
NOTICE TO THE SETTLEMENT CLASS
     15. The Parties agree that within five (5) business days after preliminary approval of this Stipulation of Settlement, Defendants will provide to the Claims Administrator all of the following information about each Class Member in a format requested by the Claims Administrator: (1) name, (2) last known home address, (3) Social Security number, (4) dates of employment during the class period; and (5) Qualifying Workweeks worked during the Class Period. The Claims Administrator will perform address updates and verifications as necessary prior to the first mailing, including a National Change of Address (NCOA) search. Within

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

fifteen (15) days after preliminary approval, and subject to the approval of the Arbitrator, the Claims Administrator will mail a Notice of Pendency of Class Action and Proposed Settlement (“Notice”) in the form attached hereto as Exhibit “A” to each Class Member, by first class mail. Attached to the Notice will be a Claim Form, in the forms attached hereto as Exhibit “B”. Likewise, attached is a Reminder Postcard as Exhibit “C,” which the Claims Administrator will mail to Class Members two weeks in advance of the Claims Deadline described in Section 17, below.
     16. It shall be conclusively presumed that each and every Class Member whose Notice is not returned to the Claims Administrator as undeliverable within thirty calendar days after mailing actually received the Notice. The Claims Administrator shall promptly re-mail any Notice returned by the post office with a forwarding address and shall take reasonable and necessary steps to re-mail Notices returned by the post office as undeliverable without a forwarding address. The Claims Administrator will perform one skip-trace on returned mail and re-mail Notices to the updated addresses (if any) within fifteen (15) days of receipt of the returned mail. It is the intent of the parties that reasonable means be used to locate Class Members.
CLAIM PROCESS
     17. Class Members will be permitted no more than forty-five (45) days from the date the Notices are mailed by the Claims Administrator to postmark Claim Forms. Class Members will also have forty-five (45) days from the date the Notices are mailed by the Claims Administrator to postmark Objections and/or Requests For Exclusion (the date by which Class Members must submit a Claim Form, Objections or Requests for Exclusion shall be defined as the “Claims Deadline”). A Reminder Postcard will be sent to all Class Members who have not submitted a Claim Form, Objection or Request For Exclusion fifteen (15) days before the Claim Deadline.
     18. Within five (5) business days of receipt by the Claims Administrator of each timely submitted Claim Form that is deficient, the Claims Administrator will send a deficiency notice to the Class Members for any irregularities in the completed Claim Form. The deficiency

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

notice will provide the Class Members no more than fifteen (15) days from the mailing of the deficiency notice to postmark the response to any deficiencies in writing.
     19. It shall be conclusively presumed that, if a Claim Form, Objection or Request for Exclusion is not returned by the Claims Deadline, that the Class Member did not return the Claims Form, Objection, or Request for Exclusion. A declaration submitted by any Class Member attesting to the mailing or delivery of a Claim Form, Objection, or Request for Exclusion before the expiration of the Claims Deadline shall be insufficient to overcome the conclusive presumption described above. To rebut the presumption stated above, the Class Member must present documentary evidence establishing that the Claim Form, Objection or Request for Exclusion was timely mailed or delivered before the Claims Deadline. Any dispute regarding the failure of a Class Member to execute a Claim Form, timely submit a Claim Form, Objection or Request for Exclusion, or timely submit a response to any deficiency notice shall be submitted to Judge Edward Infante (Ret.) for final determination.
     20. All original Claim Forms shall be sent directly to the Claims Administrator at the address indicated on the Claim Form. The Defendants are providing the Claims Administrator an Excel spreadsheet that the Claims Administrator will be able to calculate each Class Member’s pro rata share of the NFV. The Claims Administrator will certify jointly to Class Counsel and Defendants’ counsel which claims were timely filed. The Claims Administrator shall be responsible for issuing the settlement payments. Upon completion of its calculation of payments, the Claims Administrator shall provide Class Counsel and Defendants’ counsel with a report listing the amount of all payments to be made to each Qualified Claimant. Proof of payment will be filed with the Arbitrator and provided to the Parties’ counsel.
RELEASE BY THE CLASS
     21. Upon preliminary and final approval by the Arbitrator of this Stipulation of Settlement, entry of a final order by the Arbitrator certifying the class, entry of a judgment by the Court confirming the Arbitrator’s order and award and dismissing the Action with prejudice, and the effective and final date of the Settlement as defined in Section 14(b) (meaning a final judgment with no further right to appeal and no appeal having been filed), each Class Member

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

who has not submitted a timely and valid Request for Exclusion form, will release PC MALL, PC Mall Sales, Inc. and the “Releasees” from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorney’s fees, damages, action or causes of action contingent or accrued for, or which relate to: (1) the causes of action asserted in the Action; or (2) any other claim under federal, state or local law premised on the same underlying factual allegations as those asserted in the Action, including claims based upon or related to any alleged failure to pay wages or commission, the improper withholding of wages or commissions, failure to timely pay wages, overtime violations, waiting time penalties, meal and rest break penalties under California Labor Code § 226.7, penalties associated with insufficient itemized pay statements under California Labor Code § 226, prejudgment interest in connection with such claims, as well as all claims under state or federal law, waiting time penalties pursuant to California Labor Code § 203, unfair business practices pursuant to California Business & Professions Code § 17200 et seq., conversion, interest and costs, statutory or common law rights to attorneys’ fees and costs, including those pursuant to California Labor Code § 1194 et seq. and violation or breach of any other state or federal statute, rule and/or regulation, and similar causes of action, including but not limited to any claim for punitive and exemplary damages in connection with any of the foregoing.
     22. Upon preliminary approval of this Stipulation of Settlement, the Class Members shall be enjoined from filing any actions, claims, complaints, or proceedings with the Department of Labor Standards Enforcement (DLSE), or from initiating other proceedings, regarding the Claims asserted in the Action.
     23. In addition to the release by the Class Members, Atkins shall additionally release any and all claims she may have against PC Mall, PC Mall Sales, Inc. or any of the Releasees that arise out of or in any way relate to her employment with any of the Releasees, the termination of her employment with any of the Releaseees, or any acts or omission by any of the Releasees occurring prior to the date on which this Stipulation of Settlement is signed by all Parties.

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

     24. Plaintiff, the Settlement Class, and each Class Member, waive all rights and benefits afforded by Section 1542 of the Civil Code of the State of California with respect to all claims that arise from or relate to the Action, and do so understanding the significance of that waiver. Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     25. Plaintiff, the Settlement Class and each Class Member understand that the facts with respect to which this Stipulation of Settlement is entered into may be materially different from those the Parties now believe to be true. Plaintiff, the Settlement Class and each Class Member accept and assume that risk and agree that this Stipulation of Settlement shall remain in full force and effect, and legally binding, notwithstanding the discovery or existence of any additional or different facts, or claims with respect to those facts.
DUTIES OF THE PARTIES PRIOR TO ARBITRATOR APPROVAL
     26. The Parties shall promptly submit this Stipulation of Settlement to the Arbitrator in support of a request for preliminary approval and determination by the Arbitrator as to its fairness, adequacy, and reasonableness. Promptly upon execution of this Stipulation of Settlement, the Parties shall apply to the Arbitrator for the entry of a preliminary order substantially in the following form:
a.	Scheduling a preliminary fairness hearing on the question of whether the proposed settlement, including payment of attorneys’ fees and costs, and the Class Representatives’ enhancement awards, should be finally approved as fair, reasonable and adequate as to the members of the Class;

b.	Preliminarily certifying for settlement purposes only a settlement class for all claims;

c.	Preliminarily certifying this action under California Code of Civil Procedure, Section 382 and California Rules of Court, Rules 1850, et seq., as a class action for purposes of settlement;

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

d.	Approving as to form and content the proposed Notice;

e.	Approving as to form and content the proposed Claim Form;

f.	Directing the mailing of the Notice with the accompanying Claim Form by first class mail to the Class Members;

i.	Preliminarily approving the settlement subject only to the objections of Class Members and final review by the Arbitrator;

j.	Preliminarily approving Class Action Administration, Inc. to act as Claims Administrator and costs of administration payable to the Claims Administrator,

k.	Preliminarily approving Class Counsel’s request for attorneys’ fees subject to final review of the Arbitrator;

l.	Preliminarily approving Class Counsel’s request that Plaintiffs receive an enhancement award; and

m.	Preliminarily approving Class Counsel’s request for costs.
     27. In advance of the final approval hearing, Class Counsel shall ensure that at least the following documents are filed with the Arbitrator:
a.	A report by the Claims Administrator identifying Class Members who timely submitted Claims Forms, Requests for Exclusions and Objections and the gross amount of settlement payments to which each Qualified Claimant will be entitled;

b.	A duly noticed motion and accompanying memorandum of points and authorities and other necessary documents for the Arbitrator to determine that this Stipulation of Settlement is fair, reasonable, and adequate; and

c.	The orders and judgment described in Section 14(b) above.
DUTIES OF THE PARTIES FOLLOWING FINAL APPROVAL
     28. With in seven (7) days following final approval of the settlement provided for in this Stipulation of Settlement, Class Counsel will submit to Court a petition to confirm the

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

Arbitrator’s order and award pursuant to California Code of Civil Procedure Sections 1285, et. seq. and a proposed judgment:
a.	Approving and confirming the Arbitrator’s award and order; and

b.	Dismissing this action on the merits and with prejudice and permanently barring all members of the Settlement Class who did not timely submit a Request for Exclusion from prosecuting against Releasees, any individual or class claims that were or could have been asserted in this Action, including without limitation any claims released by this Stipulation of Settlement or any claims arising out of the acts, facts, transactions, occurrences, representations, or omissions set forth in this Action, through the date of the final approval of this Settlement upon satisfaction of all payments and obligations hereunder.
PARTIES’ AUTHORITY
     29. The signatories hereto hereby represent that they are fully authorized to enter into this Stipulation of Settlement and bind the Parties hereto to the terms and conditions hereof.
MUTUAL FULL COOPERATION
     30. The Parties agree to fully cooperate with each other to accomplish the terms of this Stipulation of Settlement, including but not limited to, execution of such documents and to take such other action as may reasonably be necessary to implement the terms of this Stipulation of Settlement. The Parties to this Stipulation of Settlement shall use their best efforts, including all efforts contemplated by this Stipulation of Settlement and any other efforts that may become necessary by order of the Arbitrator or the Court, or otherwise, to effectuate this Stipulation of Settlement and the terms set forth herein. As soon as practicable after execution of this Stipulation of Settlement, Class Counsel shall, with the assistance and cooperation of Defendants and their counsel, take all necessary steps to secure the Arbitrator’s final approval of this Stipulation of Settlement.

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

NO PRIOR ASSIGNMENTS
     31. The Parties hereto represent, covenant, and warrant that they have not directly or indirectly, assigned, transferred, encumbered, or purported to assign, transfer, or encumber to any person or entity any portion of any liability, claim, demand, action, cause of action or rights herein released and discharged except as set forth herein.
NO ADMISSION
     32. Nothing contained herein, nor the consummation of this Stipulation of Settlement, is to be construed or deemed an admission of liability, culpability, negligence, or wrongdoing on the part of Defendants. Each of the Parties hereto has entered into this Stipulation of Settlement with the intention to avoid further disputes and litigation with the attendant inconvenience and expenses.
CONSTRUCTION
     33. The Parties hereto agree that the terms and conditions of this Stipulation of Settlement are the result of lengthy, intensive arms-length negotiations between the Parties, and that this Stipulation of Settlement shall not be construed in favor of or against any party by reason of the extent to which any party or his, her or its counsel participated in the drafting of this Stipulation of Settlement.
CAPTIONS AND INTERPRETATIONS
     34. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Stipulation of Settlement or any provision hereof. Each term of this Stipulation of Settlement is contractual and not merely a recital.
MODIFICATION
     35. This Stipulation of Settlement may not be changed, altered, or modified, except in writing and signed by the Parties hereto, and approved by the Arbitrator. This Stipulation of Settlement may not be discharged except by performance in accordance with its terms or by a writing signed by the Parties hereto.

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

INTEGRATION CLAUSE
     36. This Stipulation of Settlement contains the entire agreement between the Parties relating to the settlement and transaction contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, and statements, whether oral or written and whether by a party or such party’s legal counsel, are merged herein. The Parties acknowledge that no representations, statements or promises made by the other party, or by their respective agents or attorneys have been relied upon in entering into this Stipulation of Settlement. The Parties explicitly recognize California Civil Code Section 1625 and California Code of Civil Procedure Section 1856(a), which provide that a written agreement is to be construed according to its terms, and may not be varied or contradicted by extrinsic evidence, and agree that no such extrinsic oral or written representations or terms shall modify, vary or contradict the terms of this Stipulation of Settlement. No rights hereunder may be waived except in writing.
BINDING ON ASSIGNS
     37. This Stipulation of Settlement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, trustees, executors, administrators, successors and assigns.
CLASS COUNSEL SIGNATORIES
     38. It is agreed that because the large number of Class Members, it is impossible or impractical to have each Class Member execute this Stipulation of Settlement. The Notice, Exhibit “A” hereto, will advise all Class Members of the binding nature of the release and such shall have the same force and effect as if this Stipulation of Settlement were executed by each member of the Class.
PUBLIC COMMENT
     39. All of the Parties and their counsel agree that, until the first Notice is mailed pursuant to paragraph 15 of this Stipulation of Settlement, they shall not share or have any communications with any member of the media other than to say that “the matter has been resolved to the mutual satisfaction of the Parties.” Plaintiffs, Class Counsel, Defendants and their Counsel agree that at no time will Plaintiffs or Class Counsel affirmatively contact the

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

media or press to discuss any aspect of the settlement. Notwithstanding the terms of this paragraph, Defendants shall be free to make whatever disclosures it deems necessary and appropriate to comply with its reporting obligations as a public company and shall be free to make whatever disclosures it deems necessary and appropriate to its officers, managers, or employees, provided those disclosures are truthful. After the Notice is sent, Plaintiffs and Class Counsel may only refer others to the public record for information about this case and/or make comments to others provided those comments reflect information contained in the public record.
COUNTERPARTS
     40. This Stipulation of Settlement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Stipulation of Settlement, which shall be binding upon and effective as to all Parties.

DATED: March 21, 2007
	By	/s/ Robert Newton

PC MALL, INC. Robert Newton, General Counsel

DATED: March 21, 2007
	By	/s/ Pete Freix

PC MALL SALES, INC. Pete Freix, President

DATED: March 21, 2007
	By:	/s/ Nicole Atkins

NICOLE ATKINS

DATED: March 21, 2007	FOR THE SETTLEMENT CLASS

	By:	/s/ Nicole Atkins

	Print Name:	Nicole Atkins

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT

Approved As To Form And
Content:

DATED: March 21, 2007
	By:	/s/ Philip Poliner Philip Poliner
Westrup Klick, LLP
Attorneys for Plaintiff Nicole Atkins and the
Settlement Class

DATED: March 21, 2007
	By:	/s/ Michael L. Carver Michael L. Carver
Law Offices of Michael L. Carver
Attorneys for Plaintiff Nicole Atkins and the
Settlement Class

DATED: March 21, 2007
	By	/s/ Steven M. Zadravecz Steven M. Zadravecz
Morrison & Foerster LLP
Attorneys for Defendants
22

JOINT STIPULATION OF SETTLEMENT AND RELEASE BETWEEN PLAINTIFFS AND DEFENDANT